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                                                                   EXHIBIT 99(a)

[LETTERHEAD] BANPONCE CORPORATION

For additional information contact:
Mr. Jorge A. Junquera
Senior Executive Vice President
Telephone (787) 754-1685

April 7, 1997                                                       News Release


           BANPONCE CORPORATION AND SUBSIDIARIES (THE CORPORATION)
                EARNINGS FOR THE QUARTER ENDED MARCH 31, 1997


         The Corporation's net income for the first quarter of 1997 was $49.5 million as compared with $45.1 million reported for the same quarter of 1996, an increase of $4.4 million or 9.7%. Earnings per common share (EPS) for the quarter were $0.72, based on 66,121,855 average shares outstanding, or 9.9% higher than $0.65 for the quarter ended March 31, 1996, based on 65,949,872 average shares outstanding. Net earnings for the last quarter of 1996 were $47.7 million, or $0.69 per share, based on 66,088,506 average shares then outstanding. All per share data included herein has been adjusted to reflect the stock split effected in the form of a dividend of one share for each share outstanding on July 1, 1996.

         The Corporation's return on assets (ROA) and return on common equity
(ROE) for the first quarter of 1997 were 1.19% and 16.32%, respectively. For the same period of 1996, the Corporation reported ROA and ROE of 1.17% and 16.39%, respectively. For the last quarter of 1996 these ratios were 1.13% and 15.76%.

         The rise in the Corporation's net income for the first quarter of 1997 was driven by an increase of $18.2 million in net interest income and $5.1 million in other revenues, tempered by a reduction of $2.9 million on gains on sale of securities and trading transactions, a rise of $11.4 million in operating expenses and increases of $2.4 million and $2.2 million in the provision for loan losses and income taxes, respectively.

         Net interest income grew to $180.6 million, primarily as a result of an increase of $1.0 billion in the average volume of loans. The average balance of the commercial and consumer loan portfolios rose $538 million and $315 million, respectively. The increase in the volume of earning assets was funded through a higher volume of deposits and borrowings. The net interest yield for the quarter
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2 - BANPONCE CORPORATION 1997 FIRST QUARTER RESULTS

ended March 31, 1997, was 4.58% compared with 4.45% for the first quarter of 1996. The improvement in the net interest yield was driven by a rise of 19 basis points in the average yield on loans, particularly in the commercial, consumer and leasing portfolios. The increase in the average yield on earning assets was partially offset by a rise of 7 basis points in the cost of funding these assets. For the last quarter of 1996 the net interest yield was 4.51%.

         The increase in the provision for loan losses was the result of a rise in the Corporation's loan portfolio and increases in net charge-offs and non-performing assets. Net charge-offs for the quarter ended March 31, 1997 were $17.9 million or 0.73% of average loans compared with $14.9 million or 0.68% for the first quarter of 1996, and $20.3 million or 0.84% for the fourth quarter of 1996. Non-performing assets were $174 million or 1.76% of ending loans at March 31, 1997, compared with $151 million or 1.70%, at the end of the first quarter of 1996 and $155 million or 1.58%, at December 31, 1996. The rise in non-performing assets from December 31, 1996, was primarily attributed to an increase of $9.1 million in non-performing commercial and construction loans at Banco Popular de Puerto Rico (BPPR).

         Other operating revenues, excluding securities and trading transactions, grew $5.1 million or 10.2%, from $50.3 million for the first quarter of 1996 to $55.4 million for the same period in 1997. The growth in other operating revenues was attributed to an increase of $4.8 million in other service fees and $0.7 million in service charges on deposit accounts. The increase in other service fees was principally attained at BPPR where debit card fees rose $1.5 million, reflecting the growing volume of point-of-sale
(POS) terminals and transactions. Also at BPPR, credit card fees and discounts rose $1.2 million, as credit card net sales rose 29.0% and the number of credit card active accounts grew 15.7%. In addition, fees related to the sale and administration of investment products and credit life insurance fees rose $0.6 million and $0.5 million, respectively. Furthermore, service charges on deposit accounts increased $0.3 million at Banco Popular due to a higher activity on commercial accounts, while the operations of Banco Popular N.A. (California), acquired on September 30, 1996, contributed approximately $0.3 million in service charges for this quarter.

         The Corporation recognized a net loss of $1.7 million in the sale of securities for the first quarter of 1997, principally reflected in BPPR as a result of the sale of U.S. Treasury securities. These securities were sold as part of an asset/liability strategy to reinvest the proceeds in higher-
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3 - BANPONCE CORPORATION 1997 FIRST QUARTER RESULTS

yielding investments. Included with this asset/liability strategy was a sale of internally generated FNMA securities resulting in a realized gain of $2.5 million.

         Personnel costs increased $3.7 million as compared with the first quarter of 1996, of which $3.6 million was reflected in the salary expense category as a result of annual merit increases and greater use of incentive pay to compensate productivity and sales efforts. Pension and other benefits decreased $0.3 million, principally as a result of an expense of $1.2 million recorded at BPPR during the first quarter of 1996, for staff uniforms in order to emphasize its corporate image at all branches. Banco Popular N.A. (California) accounted for $0.7 million of the increase in personnel expenses.

         Other operating expenses rose $7.7 million, mostly in professional fees, business promotion, printing and supplies, communication and equipment expenses. Professional fees rose $2.5 million, reflecting expenditures for purchased software associated with systems enhancements and for consulting services related to the Corporation's strategic initiatives. Business promotion and printing and supplies rose $1.3 million as part of the ongoing campaign to promote the use of electronic services at Banco Popular and the launching of new products and services. Equipment and communication expenses grew $1.8 million due to the investment needed to support the continuing growth of the Corporation's business activity and geographical expansion, including costs related to the expansion of the electronic payment system and new technology. Banco Popular N.A. (California) accounted for $0.7 million in other operating expenses during this quarter.

         The Corporation's total assets at March 31, 1997, amounted to $17.4 billion, compared with $15.8 billion at March 31, 1996. Most of the growth relates to BPPR, which increased $1.3 billion in total assets. Total assets at December 31, 1996, were $16.8 billion. At March 31, 1997, total loans amounted to $9.9 billion compared with $8.9 billion a year ago and $9.8 billion at December 31, 1996. Commercial loans at BPPR reflected the largest growth, increasing $407 million from the amount recorded at March 31, 1996.

         The allowance for loan losses amounted to $191 million as of March 31, 1997, or 1.94% of loans, compared with $175 million or 1.97% at the same date in 1996. At December 31, 1996, the allowance for loan losses totaled $186 million or 1.90% of loans. The allowance as a percentage of non-performing assets was 110.0% at March 31, 1997, compared with 116.0% at the end of the first quarter of 1996 and 119.9% at December 31, 1996.
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4 - BANPONCE CORPORATION 1997 FIRST QUARTER RESULTS

         Total deposits rose to $10.5 billion at March 31, 1997, compared with $10.2 billion at March 31, 1996 and $10.8 billion at December 31, 1996. The reduction from December 31, 1996, results primarily from the decrease of $236 million in 936 deposits, due to the repeal of Section 936 of the Internal Revenue Code in August 1996. Total 936 funds, including deposits and borrowings were $1.9 billion at March 31, 1997, compared with $2.2 billion at December 31, 1996.

         At March 31, 1997, stockholders' equity was $1.29 billion, compared with $1.16 billion at the same date last year. Stockholders' equity was $1.26 billion at December 31, 1996. The allowance for unrealized holding losses on securities available-for-sale, net of deferred taxes, amounted to $9.7 million at March 31, 1997, compared with $19,000 a year ago. At the end of 1996, the allowance for unrealized holding gains on securities available-for-sale, net of taxes, amounted to $1.7 million.

         On February 5, 1997, the Corporation sold to institutional investors $150 million of capital securities. BanPonce Trust I, a statutory business trust owned by BanPonce Financial Corp., issued $150 million of Capital Securities Series A at 8.327%, fully guaranteed by BanPonce Financial Corp. and BanPonce Corporation. The proceeds were upstreamed to BanPonce Financial as junior subordinated debt under the same terms and conditions. Cumulative preferred securities having the characteristics of the Series A Capital Securities, qualify as Tier I capital for bank holding companies. Such Tier I capital treatment provides the Corporation with a more cost-effective means of obtaining capital for regulatory purposes. During the first quarter of 1997, the Corporation recognized an additional interest expense of $0.9 million, pertaining to these capital securities.

         The market value of the Corporation's common stock at March 31, 1997 was $35.50 per share, compared with $23.13 at March 31, 1996, and $33.75 at December 31, 1996. The Corporation's market capitalization at March 31, 1997 was $2.3 billion, compared with $1.5 billion at March 31, 1996, and $2.2 billion at December 31, 1996. At March 31, 1997, the Corporation's common stock had a book value per share of $17.96.

         The market value of the Corporation's preferred stock at March 31, 1997 was $26.75 per share compared with $27.25 at March 31, 1996, and $26.25 at December 31, 1996.

         On March 24, 1997, BPPR launched its innovative "PC Bank" in Puerto Rico. This new product, which is available 24 hours a day, allows customers to obtain balances of their deposit accounts, credit cards and loans through their personal computer from the privacy of their home or
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5 - BANPONCE CORPORATION 1997 FIRST QUARTER RESULTS

office. In addition, clients are able to verify their most recent transactions since their last statement of account, perform a series of payments and transfers within the accounts and communicate with the bank through electronic mail (e-mail).

         On March 28, 1997, the Federal regulatory agencies approved the previously announced acquisition of Seminole National Bank in Sanford, Florida. Seminole National Bank operates three branches in Sanford and Orlando with assets of approximately $26 million and deposits of $22 million. The transaction is expected to be completed by April 30, 1997.


                                    * * *
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BANPONCE CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)


                                                              Quarter ended
                                                                 March 31                         First
                                                     -------------------------------             Quarter       ------------
                                                                                                1997-1996         Fourth
                                                                                                 Percent         Quarter
                                                         1997               1996                 Variance          1996
                                                     -------------------------------            ---------      ------------
SUMMARY OF OPERATIONS

Interest income                                      $    334,266       $    302,927              10.35%       $    332,854
Interest expense                                          153,621            140,467               9.36             154,445
                                                     -------------------------------              -----        ------------

Net interest income                                       180,645            162,460              11.19             178,409
Provision for loan losses                                  23,687             21,273              11.35              23,458
                                                     -------------------------------              -----        ------------

Net interest income after provision
  for loan losses                                         156,958            141,187              11.17             154,951

Other operating income                                     55,481             50,325              10.25              54,522
Gain (loss) on sale of securities                          (1,660)               729                                 (2,525)
Trading account profit (loss)                                 433                938                                    769
                                                     -------------------------------              -----        ------------

Total other income                                         54,254             51,992               4.35              52,766

Salaries and benefits                                      65,044             61,733               5.36              64,752
Profit sharing                                              6,440              6,070               6.10               5,148
Other operating expenses                                   70,641             62,896              12.31              74,023
                                                     -------------------------------              -----        ------------

Total operating expenses                                  142,125            130,699               8.74             143,923
                                                     -------------------------------              -----        ------------

Income before income tax                                   69,087             62,480              10.57              63,794
Income tax                                                 19,548             17,338              12.75              16,114
                                                     -------------------------------              -----        ------------

Net income                                                 49,539             45,142               9.74              47,680
                                                     ===============================              =====        ============

Net income applicable to common stock                $     47,452       $     43,055              10.21        $     45,593
                                                     ===============================              =====        ============

Earnings per common share:
  Net income*                                        $       0.72       $       0.65               9.93        $       0.69
                                                     ===============================              =====        ============

Average common shares outstanding*                     66,121,855         65,949,872                             66,088,506
Common shares outstanding at end of period*            66,121,855         65,949,872                             66,088,506


* Restated to reflect the stock split in the form of a dividend of one share for each share outstanding effective on July 1, 1996.


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
BANPONCE CORPORATION
FINANCIAL SUMMARY
(In thousands)


                                                                  Quarter ended                   First
                                                                     March 31                    Quarter         -----------
                                                        --------------------------------        1997-1996          Fourth
                                                                                                 Percent           Quarter
                                                            1997                 1996            Variance           1996
                                                        --------------------------------          -----          -----------
SELECTED AVERAGE BALANCES
Total assets                                            $16,916,854          $15,556,830           8.74          $16,851,600
Loans                                                     9,777,772            8,748,657          11.76            9,668,133
Earning assets                                           15,847,403           14,630,906           8.31           15,794,335
Interest-bearing liabilities                             13,147,072           12,209,571           7.68           13,145,397
Stockholders' equity                                      1,279,599            1,156,888          10.61            1,250,311

PERFORMANCE RATIOS
Net interest yield*                                            4.58%                4.45%                               4.51%
Return on assets                                               1.19                 1.17                                1.13
Return on common equity                                       16.32                16.39                               15.76

CREDIT QUALITY DATA
Nonperforming assets                                    $   173,979          $   150,621          15.51          $   154,792
Net loans charged-off                                        17,899               14,942          19.79               20,256
Allowance for loans losses                                  191,360              174,724           9.52              185,574
Non performing assets to total assets                          1.00%                0.95%                               0.92%
Allowance for losses to loans                                  1.94                 1.97                                1.90

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets ..........................                 $17,407,292          $15,805,083          10.14          $16,764,103
Loans .................................                   9,889,254            8,850,078          11.74            9,779,028
Earning assets ........................                  16,341,827           14,801,284          10.41           15,484,454
Interest-bearing liabilities ..........                  13,565,152           12,434,422           9.09           12,853,755
Stockholders' equity ..................                   1,287,779            1,159,570          11.06            1,262,532

* Not on a taxable equivalent basis


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